2nd Quarter 2014 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

7	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Funds From Operations Presentation

13	Schedule 3 – Portfolio Summary

14	Schedule 4 – Net Asset Value Supplemental Information

16	Schedule 5 – Capitalization and Financial Metrics

18	Schedule 6 – Conventional Same Store Operating Results

22	Schedule 7 – Conventional Portfolio Data by Market

24	Schedule 8 – Apartment Community Disposition and Acquisition Activity

25	Schedule 9 – Capital Additions

26	Schedule 10 – Summary of Redevelopment and Development Activity

28	Glossary and Reconciliations

Aimco Reports Second Quarter 2014 Results, Raises Guidance
Denver, Colorado, July 31, 2014 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its second quarter 2014 results.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco enjoyed a solid second quarter with good progress on all fronts. With higher rents and good cost discipline, Same Store Net Operating Income was up 5.9% year-over-year. Conventional community average revenue per apartment home is approaching $1,550, up 11.4% year- over-year, reflecting rent growth and continued portfolio improvements. We completed the redevelopment of our Pacific Bay Vistas community and are making good progress on our other redevelopment activities. Our balance sheet is strong. Our prospects are good as we enter the second half of the year."
Financial Results: Second Quarter AFFO Up 19%, Pro forma FFO Up 6%

	SECOND QUARTER		YEAR-TO-DATE
(all items per common share - diluted)	2014	2013	2014	2013
Net income	$0.51	$0.07	$0.95	$0.10
Funds From Operations (FFO)/ Pro forma Funds From Operations (Pro forma FFO)	$0.52	$0.49	$1.02	$0.97
Deduct Aimco share of Capital Replacements	$(0.08)	$(0.12)	$(0.16)	$(0.23)
Adjusted Funds From Operations (AFFO)	$0.44	$0.37	$0.86	$0.74
Chief Financial Officer Ernie Freedman comments: "Second quarter Pro forma FFO of $0.52 per share was equal to the high end of our guidance. We are projecting third quarter Pro forma FFO per share to be in a range from $0.48 to $0.52 and we are increasing our full year 2014 Pro forma FFO per share guidance from a range from $2.02 to $2.12 to a range of $2.04 to $2.12. Our updated guidance includes $0.02 per share of prepayment penalties associated with property debt payoffs anticipated to be completed during the second half of 2014. We continue to expect full year AFFO per share to be between $1.64 and $1.74."
Pro forma FFO - Year-over-year, second quarter Pro forma FFO increased 6% as a result of improved property operating results, lower offsite costs and increased contribution from redevelopment communities. These positive results were somewhat offset by the loss of income from apartment communities that were sold.
Adjusted Funds from Operations - Second quarter AFFO increased 19% when compared to second quarter 2013, as a result of Pro forma FFO growth, lower Capital Replacement spending associated with multi-phase capital projects started in prior years, and lower Capital Replacement spending due to the sale of approximately 7,000 apartment homes during 2013 and an additional 3,700 apartment homes year-to-date. As Aimco concentrates its investment capital in higher quality, higher price point apartment communities, Capital Replacements are declining as a percentage of net operating income. As a result, AFFO is increasing at a faster rate than is Pro forma FFO.

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Operating Results: Second Quarter Conventional Same Store NOI Up 5.9%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2014	2013	Variance	1st Qtr	Variance	2014	2013	Variance
Average Rent Per Apartment Home	$1,334	$1,294	3.1%	$1,322	0.9%	$1,328	$1,288	3.1%
Other Income Per Apartment Home	167	155	7.7%	168	(0.6)%	167	150	11.3%
Average Revenue Per Apartment Home	$1,501	$1,449	3.7%	$1,490	0.8%	$1,495	$1,438	4.1%
Average Daily Occupancy	96.0%	95.6%	0.4%	95.7%	0.3%	95.8%	95.5%	0.3%

$ in Millions
Revenue	$176.9	$169.9	4.1%	$174.9	1.1%	$351.8	$337.0	4.4%
Expenses	58.8	58.4	0.7%	59.7	(1.6)%	118.5	116.4	1.8%
NOI	$118.1	$111.5	5.9%	$115.2	2.6%	$233.3	$220.6	5.8%

Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2014	1st Qtr	Apr	May	Jun	2nd Qtr	Year-to-Date
Renewal rent increases	4.9%	5.2%	4.7%	5.1%	5.0%	5.0%
New lease rent increases	1.0%	2.6%	5.0%	6.2%	4.7%	3.0%
Weighted average rent increases	2.8%	3.9%	4.9%	5.7%	4.9%	3.9%
Portfolio Management: Revenue Per Apartment Home Up 11.4% to $1,548
Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco's target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C" quality assets are those with rents lower than 90% of local market average. For first quarter 2014, the most recent period for which REIS information is available, Aimco Conventional Apartment Community rents averaged 106% of local market average rents.
Aimco expects to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities. Through this disciplined approach to capital recycling, from 2010 through 2013, Aimco increased its year-end Conventional portfolio average monthly revenue per apartment home at a compound annual growth rate of more than 8%. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.
Second quarter 2014 Conventional portfolio average monthly revenue per apartment home was $1,548, an 11.4% increase compared to second quarter 2013, as a result of year-over-year Same Store monthly revenue per apartment home growth of 3.7% and the sale of Conventional Apartment Communities during 2013 and

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2014 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the proceeds in higher-rent apartment communities through redevelopment and acquisitions.
Dispositions - In second quarter 2014, Aimco sold four Conventional Apartment Communities and two consolidated Affordable Apartment Communities with 2,016 and 111 apartment homes, respectively, for $156.6 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $120.5 million. In second quarter, Aimco also sold its partnership interests in nine unconsolidated Affordable Apartment Communities with 427 units.
Redevelopment: On Track to Create $1.50 of Net Asset Value per Share
During second quarter 2014, Aimco invested $54.4 million in redevelopment.

Pacific Bay Vistas, in San Bruno, California, was completed in April and was 88% occupied as of July 30. Aimco expects Pacific Bay Vistas to reach stabilized occupancy before the end of summer.

Construction continued at both Lincoln Place, in Venice, California and at Preserve at Marin, in Corte Madera, California. Work at each of these communities is progressing as planned. As of June 30, 2014, 342 of the 391 completed apartment homes at Lincoln Place were occupied and 26 of the 36 completed apartment homes at Preserve at Marin were occupied. In early July, and consistent with Aimco's redevelopment plan, the amenity building and the first of the newly constructed apartment homes at Lincoln Place were delivered. Also, in late July, the third of seven apartment buildings at Preserve at Marin was delivered as planned.

As previously reported, during first quarter 2014, Aimco started the redevelopment of its 2900 on First community in Seattle. This first phase of the redevelopment includes the renovation of all 135 apartment homes, is on time and on budget, and the new product has been well received. In second quarter, Aimco increased the scope of this redevelopment to include amenities such as a new fitness center, a redesigned courtyard to include a dog park, resident lounge and BBQ area, and other building interior and commercial space upgrades. Aimco expects to invest approximately $8.2 million in these additional amenities and upgrades, bringing the total estimated redevelopment investment to $15.2 million. Also as a result of the increased scope of work, Aimco expects to increase average revenue per apartment home at this community by an incremental $245 per month, bringing the project-wide incremental increase in average revenue per apartment home to $525 per month. Additional information may be found on Supplemental Schedule 10.
Development: Progressing as Planned
During second quarter 2014, Aimco invested $8.2 million in the development of its One Canal Street apartment community in Boston. The project is on time and on budget.

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Balance Sheet and Liquidity: Leverage on Target and Declining
Components of Aimco Leverage

	AS OF JUNE 30, 2014
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)	Weighted Avg Rate
Aimco share of long-term, non-recourse property debt	$4,020.0	93%	8.2	5.26%
Outstanding borrowings on revolving credit facility	53.4	1%	4.3	2.78%
Preferred securities	265.7	6%	Perpetual	6.71%
Total leverage	$4,339.1	100%	n/a	5.32%
Leverage Ratios
Aimco leverage targets are: Debt and Preferred Equity to EBITDA less than 7.0x; and EBITDA Coverage of Interest and Preferred Dividends greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED JUNE 30,
	2014	2013
Debt to EBITDA	6.8x	7.8x
Debt and Preferred Equity to EBITDA	7.3x	8.0x
EBITDA Coverage of Interest	2.6x	2.5x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.4x
Future leverage reduction is expected both from earnings growth and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco recourse debt at June 30, 2014, was limited to its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At the end of the second quarter, Aimco had outstanding borrowings on its revolving credit facility of $53.4 million and available capacity of $502.1 million, net of $44.5 million of letters of credit backed by the facility. At the end of the second quarter, Aimco's share of cash and restricted cash on hand was $253.8 million. In addition, Aimco held ten apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $570.0 million.
Equity Activity
Preferred Equity Issuances - As previously announced, on May 12, 2014, Aimco priced an underwritten public offering of five million shares of its 6.875% Class A Cumulative Preferred Stock. The shares were priced at $25 per share for gross proceeds to Aimco of $125 million. Net proceeds to Aimco were approximately $120.8 million. Also during second quarter 2014, Aimco issued 117,400 shares of its 7.000% Class Z Cumulative Preferred Stock through its Class Z Preferred Stock At-the-Market offering program at $25.65 per share, equating to a yield of 6.823%, for gross proceeds to Aimco of $3 million. A portion of the net proceeds from preferred equity issuances was used by Aimco to repay indebtedness under its revolving credit facility. Aimco intends to use the remainder of the proceeds for the repayment of non-recourse property debt.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.26 per share of Class A Common Stock for the quarter ended June 30, 2014. The second quarter 2014 dividend is payable on August 29, 2014, to stockholders of record on August 15, 2014.

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Outlook

	THIRD QUARTER	FULL YEAR 2014	PREVIOUS FULL YEAR 2014

Net income per share	$0.05 to $0.09	$1.10 to $1.18	$0.68 to $0.78
Pro forma FFO per share	$0.48 to $0.52	$2.04 to $2.12	$2.02 to $2.12
AFFO per share	$0.34 to $0.38	$1.64 to $1.74	$1.64 to $1.74

Conventional Same Store Operating Measures
NOI change compared to second quarter 2014	-0.25% to 0.75%	n/a	n/a
NOI change compared to same period 2013	3.25% to 4.25%	4.50% to 5.25%	3.00% to 5.00%
Revenue change compared to 2013	n/a	3.90% to 4.20%	3.00% to 4.00%
Expense change compared to 2013	n/a	2.25% to 2.50%	2.00% to 3.00%

Other Guidance Updates
Tax Benefit, Excluding Historic Tax Credit Benefit [1]	n/a	~$3M	~ $0M
Historic Tax Credit Benefit [2]	n/a	$12M to $14M	$10M to $11M
Real estate value of unencumbered properties	n/a	$900M to $950M	$525M to $575M

[1]	Represents revised projection of tax benefit associated with Aimco's Taxable REIT Subsidiary.

[2]
In connection with its first quarter earnings report, Aimco announced additional costs associated with the redevelopment of its Lincoln Place community in Venice, California. A portion of such costs are eligible for Historic Tax Credits, which are recognized by Aimco as apartment homes are delivered.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, August 1, 2014 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on August 18, 2014
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 6449406	Passcode: 10048938
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.

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About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 218 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President Investor Relations
Investor Relations 303-691-4350, investor@aimco.com
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: third quarter and full year 2014 results, including but not limited to Pro forma FFO and selected components thereof; AFFO; and Aimco's development and redevelopment project investments, timelines and stabilized rents. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, developments and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment projects; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, developments and redevelopments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2013, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)				(Page 1 of 2)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Rental and other property revenues	$239,492	$233,936	$479,628	$464,188
Tax credit and asset management revenues	6,926	7,809	15,714	15,061
Total revenues	246,418	241,745	495,342	479,249

OPERATING EXPENSES
Property operating expenses	94,438	94,298	193,643	188,166
Investment management expenses	1,021	1,697	2,273	3,130
Depreciation and amortization	71,399	73,833	141,706	149,548
General and administrative expenses	10,125	11,153	20,657	22,932
Other expense, net	3,638	2,052	5,988	4,121
Total operating expenses	180,621	183,033	364,267	367,897
Operating income	65,797	58,712	131,075	111,352
Interest income, net	1,671	2,651	3,400	9,064
Interest expense	(55,061)	(57,730)	(110,807)	(116,076)
Other, net	189	(987)	(1,790)	(3,251)
Income before income taxes, discontinued operations and gain on dispositions	12,596	2,646	21,878	1,089
Income tax benefit (expense)	5,347	(169)	8,105	(274)
Income from continuing operations	17,943	2,477	29,983	815
Income from discontinued operations, net	—	4,502	—	8,997
Gain on dispositions of real estate, net of tax	66,662	—	136,154	—
Net income	84,605	6,979	166,137	9,812
Noncontrolling interests:
Net (income) loss income attributable to noncontrolling interests in consolidated real estate partnerships	(2,226)	6,150	(13,615)	11,112
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,602)	(1,606)	(3,207)	(3,212)
Net income attributable to common noncontrolling interests in Aimco OP	(3,735)	(575)	(7,346)	(872)
Net (income) loss attributable to noncontrolling interests	(7,563)	3,969	(24,168)	7,028
Net income attributable to Aimco	77,042	10,948	141,969	16,840
Net income attributable to Aimco preferred stockholders	(1,758)	(701)	(2,212)	(1,403)
Net income attributable to participating securities	(274)	(140)	(513)	(280)
Net income attributable to Aimco common stockholders	$75,010	$10,107	$139,244	$15,157
Earnings attributable to Aimco per common share - basic:
Income from continuing operations	$0.51	$0.01	$0.96	$—
Net income	$0.51	$0.07	$0.96	$0.10
Earnings attributable to Aimco per common share - diluted:
Income from continuing operations	$0.51	$0.01	$0.95	$—
Net income	$0.51	$0.07	$0.95	$0.10

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Consolidated Statements of Operations (continued)
Income from Discontinued Operations		(Page 2 of 2)

In first quarter 2014, Aimco adopted a new accounting standard which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Under the new standard, the results of operations related to apartment communities sold or classified as held for sale during 2014 or subsequent periods are included in continuing operations for both the current period and prior periods, and any gain or loss on such sales is included as a separate line item below income from discontinued operations within Aimco's Consolidated Statements of Operations.

Income from discontinued operations for apartment communities sold prior to Aimco's January 1, 2014 adoption of the new standard consists of the following (in thousands):

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Rental and other property revenues	$18,647	$37,267
Property operating expenses	(8,075)	(16,628)
Depreciation and amortization	(4,838)	(9,718)
(Provision for) recovery of real estate impairment losses	(103)	124
Operating income	5,631	11,045
Interest income	115	193
Interest expense	(4,172)	(8,373)
Income before gain on dispositions of real estate and income taxes	1,574	2,865
Gain on dispositions of real estate	2,663	5,992
Income tax expense	265	140
Income from discontinued operations, net	$4,502	$8,997
Loss (income) from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$5,313	$7,530
Noncontrolling interests in Aimco OP	(550)	(866)
Total noncontrolling interests	4,763	6,664
Income from discontinued operations attributable to Aimco	$9,265	$15,661

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Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Buildings and improvements	$6,169,512	$6,332,723
Land	1,811,503	1,881,358
Total real estate	7,981,015	8,214,081
Accumulated depreciation	(2,716,076)	(2,822,872)
Net real estate	5,264,939	5,391,209
Cash and cash equivalents	33,826	55,751
Restricted cash	223,580	127,037
Other assets	500,877	505,416
Assets held for sale [1]	55,443	—
Total assets	$6,078,665	$6,079,413

LIABILITIES AND EQUITY
Non-recourse property debt	$4,152,802	$4,337,785
Revolving credit facility borrowings	53,400	50,400
Total indebtedness	4,206,202	4,388,185
Accounts payable	37,158	43,161
Accrued liabilities and other	282,531	287,595
Deferred income	93,294	107,775
Liabilities related to assets held for sale [1]	30,753	—
Total liabilities	4,649,938	4,826,716
Preferred noncontrolling interests in Aimco OP	78,917	79,953
Equity:
Perpetual Preferred Stock	186,126	68,114
Class A Common Stock	1,462	1,459
Additional paid-in capital	3,692,854	3,701,339
Accumulated other comprehensive loss	(5,243)	(4,602)
Distributions in excess of earnings	(2,735,097)	(2,798,853)
Total Aimco equity	1,140,102	967,457
Noncontrolling interests in consolidated real estate partnerships	233,064	233,008
Common noncontrolling interests in Aimco OP	(23,356)	(27,721)
Total equity	1,349,810	1,172,744
Total liabilities and equity	$6,078,665	$6,079,413

[1] As of June 30, 2014, Aimco had six properties with an aggregate of 224 units classified as held for sale.

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to Aimco common stockholders	$75,010	$10,107	$139,244	$15,157
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	69,553	71,558	137,983	144,665
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,384)	(2,932)	(4,771)	(5,865)
(Gain) loss on dispositions and other, net of income taxes and noncontrolling partners' interest	(65,972)	290	(123,018)	361
(Recovery of) provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	(163)	—	377	37
Discontinued operations [1]:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	—	(7,518)	—	(12,597)
Recovery of impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	—	(729)	—	(963)
Depreciation of rental property, net of noncontrolling partners' interest	—	3,933	—	7,949
Common noncontrolling interests in Aimco OP's share of above adjustments	(45)	(3,478)	(550)	(7,224)
Amounts allocable to participating securities	(2)	(145)	(37)	(293)
FFO / Pro forma Attributable to Aimco common stockholders	$75,997	$71,086	$149,228	$141,227
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(12,313)	(17,689)	(23,593)	(32,813)
AFFO Attributable to Aimco common stockholders	$63,684	$53,397	$125,635	$108,414

Weighted average common shares outstanding	145,657	145,321	145,565	145,245
Dilutive common stock equivalents	328	353	268	287
Total shares and dilutive share equivalents	145,985	145,674	145,833	145,532

FFO / Pro forma FFO per share - diluted	$0.52	$0.49	$1.02	$0.97
AFFO per share - diluted	$0.44	$0.37	$0.86	$0.74

[1] As discussed in the Consolidated Statements of Operations, Aimco adopted a new accounting standard in first quarter 2014, which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Details of FFO amounts related to apartment communities sold and held for sale during second quarter and year-to-date 2014 may be found on Supplemental Schedules 2(a) and 2(b), respectively.

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Supplemental Schedule 2(a)

Proportionate Funds From Operations Presentation
Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013
(in thousands, except per share data) (unaudited)
	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$184,984	$—	$(7,770)	$177,214	$177,490	$—	$(7,904)	$169,586
Conventional Redevelopment	6,928	—	—	6,928	3,759	—	—	3,759
Other Conventional	17,743	502	—	18,245	16,645	499	—	17,144
Total Conventional	209,655	502	(7,770)	202,387	197,894	499	(7,904)	190,489
Affordable Same Store	22,092	—	—	22,092	21,702	—	(501)	21,201
Other Affordable	3,001	1,009	(625)	3,385	3,096	1,012	(635)	3,473
Total Affordable	25,093	1,009	(625)	25,477	24,798	1,012	(1,136)	24,674
Sold and Held For Sale Apartment Communities	4,714	29	(35)	4,708	11,225	86	(745)	10,566
Property management revenues, primarily from affiliates	30	(59)	227	198	19	(61)	330	288
Total rental and other property revenues	239,492	1,481	(8,203)	232,770	233,936	1,536	(9,455)	226,017

Property operating expenses
Conventional Same Store	60,979	—	(2,594)	58,385	60,838	—	(2,775)	58,063
Conventional Redevelopment	2,620	—	—	2,620	1,788	—	—	1,788
Other Conventional	8,515	164	—	8,679	7,739	119	—	7,858
Total Conventional	72,114	164	(2,594)	69,684	70,365	119	(2,775)	67,709
Affordable Same Store	8,580	—	—	8,580	8,560	—	(161)	8,399
Other Affordable	1,586	486	(434)	1,638	1,521	443	(376)	1,588
Total Affordable	10,166	486	(434)	10,218	10,081	443	(537)	9,987
Sold and Held For Sale Apartment Communities	3,368	17	(16)	3,369	4,758	46	(418)	4,386
Casualties	2,852	—	(37)	2,815	1,505	—	(61)	1,444
Property management expenses	5,938	—	(69)	5,869	7,589	—	99	7,688
Total property operating expenses	94,438	667	(3,150)	91,955	94,298	608	(3,692)	91,214
Net real estate operations	145,054	814	(5,053)	140,815	139,638	928	(5,763)	134,803

Amortization of deferred tax credit income	6,833	—	—	6,833	7,215	—	—	7,215
Asset management revenues	—	—	4	4	—	—	191	191
Non-recurring revenues	93	—	—	93	594	—	—	594
Total tax credit and asset management revenues	6,926	—	4	6,930	7,809	—	191	8,000

Investment management expenses	(1,021)	—	—	(1,021)	(1,697)	—	—	(1,697)
Depreciation and amortization related to non-real estate assets	(2,383)	—	6	(2,377)	(2,924)	—	8	(2,916)
General and administrative expenses	(10,125)	—	13	(10,112)	(11,153)	—	42	(11,111)
Other expense, net	(3,608)	(55)	(316)	(3,979)	(2,082)	(56)	(26)	(2,164)
Interest income	1,603	—	86	1,689	2,648	2	(72)	2,578
Interest expense	(54,295)	(389)	1,715	(52,969)	(55,816)	(375)	2,237	(53,954)
Other, net of non-FFO items	81	371	(512)	(60)	1,255	558	(1,068)	745
Income tax benefit (expense)	5,135	—	—	5,135	(132)	—	—	(132)
Discontinued operations, net of non-FFO items	—	—	—	—	6,323	—	(928)	5,395
Other FFO items attributable to Sold and Held For Sale Apartment Communities	(777)	—	139	(638)	(1,899)	—	83	(1,816)
Preferred dividends and distributions	(3,360)	—	—	(3,360)	(2,307)	—	—	(2,307)
Common noncontrolling interests in Aimco OP	(3,780)	—	—	(3,780)	(4,053)	—	—	(4,053)
Amounts allocated to participating securities	(276)	—	—	(276)	(285)	—	—	(285)
FFO / Pro forma FFO	$79,174	$741	$(3,918)	$75,997	$75,325	$1,057	$(5,296)	$71,086

11

Supplemental Schedule 2(b)

Proportionate Funds From Operations Presentation
Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013
(in thousands, except per share data) (unaudited)
	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$367,854	$—	$(15,444)	$352,410	$352,244	$—	$(15,983)	$336,261
Conventional Redevelopment	12,837	—	—	12,837	7,526	—	—	7,526
Other Conventional	34,582	964	—	35,546	32,575	959	—	33,534
Total Conventional	415,273	964	(15,444)	400,793	392,345	959	(15,983)	377,321
Affordable Same Store	43,979	—	—	43,979	43,390	—	(991)	42,399
Other Affordable	5,979	2,008	(1,239)	6,748	6,018	2,022	(1,252)	6,788
Total Affordable	49,958	2,008	(1,239)	50,727	49,408	2,022	(2,243)	49,187
Sold and Held For Sale Apartment Communities	14,365	116	(339)	14,142	22,392	581	(1,518)	21,455
Property management revenues, primarily from affiliates	32	(123)	476	385	43	(143)	660	560
Total rental and other property revenues	479,628	2,965	(16,546)	466,047	464,188	3,419	(19,084)	448,523

Property operating expenses
Conventional Same Store	123,365	—	(5,345)	118,020	121,449	—	(5,653)	115,796
Conventional Redevelopment	4,916	—	—	4,916	3,391	—	—	3,391
Other Conventional	17,075	296	—	17,371	15,134	227	—	15,361
Total Conventional	145,356	296	(5,345)	140,307	139,974	227	(5,653)	134,548
Affordable Same Store	18,078	—	—	18,078	17,400	—	(328)	17,072
Other Affordable	3,127	912	(853)	3,186	2,985	886	(716)	3,155
Total Affordable	21,205	912	(853)	21,264	20,385	886	(1,044)	20,227
Sold and Held For Sale Apartment Communities	7,819	73	(180)	7,712	9,798	370	(781)	9,387
Casualties	6,942	—	133	7,075	2,680	(6)	(25)	2,649
Property management expenses	12,321	—	(101)	12,220	15,329	—	(234)	15,095
Total property operating expenses	193,643	1,281	(6,346)	188,578	188,166	1,477	(7,737)	181,906
Net real estate operations	285,985	1,684	(10,200)	277,469	276,022	1,942	(11,347)	266,617

Amortization of deferred tax credit income	13,667	—	—	13,667	14,431	—	—	14,431
Asset management revenues	—	—	9	9	—	—	233	233
Non-recurring revenues	2,047	—	—	2,047	630	—	—	630
Total tax credit and asset management revenues	15,714	—	9	15,723	15,061	—	233	15,294

Investment management expenses	(2,273)	—	—	(2,273)	(3,130)	—	—	(3,130)
Depreciation and amortization related to non-real estate assets	(4,764)	—	13	(4,751)	(5,849)	—	16	(5,833)
General and administrative expenses	(20,657)	—	32	(20,625)	(22,932)	(1)	90	(22,843)
Other expense, net	(5,826)	(115)	(109)	(6,050)	(4,132)	(144)	224	(4,052)
Interest income	3,331	(12)	177	3,496	9,060	318	23	9,401
Interest expense	(108,676)	(722)	3,661	(105,737)	(111,860)	(929)	4,637	(108,152)
Other, net of non-FFO items	536	704	(1,102)	138	985	1,244	(1,129)	1,100
Income tax benefit (expense)	7,755	—	—	7,755	(242)	—	—	(242)
Discontinued operations, net of non-FFO items	—	—	—	—	12,169	—	(1,773)	10,396
Other FFO items attributable to Sold and Held For Sale Apartment Communities	(2,244)	—	192	(2,052)	(4,232)	—	187	(4,045)
Preferred dividends and distributions	(5,419)	—	—	(5,419)	(4,615)	—	—	(4,615)
Common noncontrolling interests in Aimco OP	(7,896)	—	—	(7,896)	(8,096)	—	—	(8,096)
Amounts allocated to participating securities	(550)	—	—	(550)	(573)	—	—	(573)
FFO / Pro forma FFO	$155,016	$1,539	$(7,327)	$149,228	$147,636	$2,430	$(8,839)	$141,227

12

Supplemental Schedule 3

Portfolio Summary
As of June 30, 2014
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	117	42,174	40,918	97%
Conventional Redevelopment	5	1,802	1,802	100%
Conventional Acquisition	5	174	174	100%
Other Conventional	24	2,928	2,858	98%
Conventional Held for Sale	6	224	224	100%
Total Conventional portfolio	157	47,302	45,976	97%

Affordable Same Store [1]	46	7,424	7,424	100%
Other Affordable [2]	15	1,718	1,058	62%
Total Affordable portfolio	61	9,142	8,482	93%
Total portfolio	218	56,444	54,458	96%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco expects to sell these apartment communities as the tax credit compliance periods expire, with the majority of sales expected to occur from 2015 to 2019.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that are not subject to tax credit agreements and/or are owned in part by Aimco, but managed by a third party.

13

Supplemental Schedule 4

Net Asset Value Supplemental Information			(Page 1 of 2)
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of liabilities, noncontrolling interests and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco’s NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data [1]

	Proportionate Property Net Operating Income
	Conventional	Affordable	Total
Rental and other property revenues	$788,896	$100,127	$889,023
Property operating expenses	(273,675)	(40,932)	(314,607)
Property NOI	$515,221	$59,195	$574,416

Proportionate Balance Sheet Data
As of June 30, 2014
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$7,981,015	$50,625	$(281,789)	$7,749,851
Accumulated depreciation	(2,716,076)	(9,155)	96,495	(2,628,736)
Net real estate [2]	5,264,939	41,470	(185,294)	5,121,115
Cash and cash equivalents	33,826	271	(2,785)	31,312
Restricted cash	223,580	1,410	(2,545)	222,445
Investment in unconsolidated real estate partnerships	16,230	(16,230)	—	—
Deferred financing costs, net	33,511	207	(516)	33,202
Goodwill	47,156	—	—	47,156
Other assets	403,980	622	(146,677)	257,925
Assets held for sale	55,443	—	—	55,443
Total assets	$6,078,665	$27,750	$(337,817)	$5,768,598

LIABILITIES AND EQUITY
Non-recourse property debt	4,152,802	$24,844	$(157,623)	$4,020,023
Revolving credit facility borrowings	53,400	—	—	53,400
Deferred income [3]	93,294	14	—	93,308
Other liabilities	319,689	2,892	(120,182)	202,399
Liabilities related to assets held for sale	30,753	—	—	30,753
Total liabilities	4,649,938	27,750	(277,805)	4,399,883
Preferred noncontrolling interests in Aimco OP	78,917	—	—	78,917
Perpetual preferred stock	186,126	—	—	186,126
Other Aimco equity	953,976	—	173,052	1,127,028
Noncontrolling interests in consolidated real estate partnerships	233,064	—	(233,064)	—
Common noncontrolling interests in Aimco OP	(23,356)	—	—	(23,356)
Total liabilities and equity	$6,078,665	$27,750	$(337,817)	$5,768,598

14

Supplemental Schedule 4 (continued)

Net Asset Value Supplemental Information	(Page 2 of 2)

[1]
Refer to the Glossary for the definition of Proportionate Property Net Operating Income, as well as a reconciliation of the trailing twelve month amounts in this table to the corresponding amounts computed in accordance with GAAP.

[2]
Net real estate includes three projects, Lincoln Place, Pacific Bay Vistas and The Preserve at Marin, which are in varying stages of significant redevelopment. Refer to Supplemental Schedule 10 for further information about these three redevelopment projects.

[3]
Deferred income includes $55.0 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to the investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors.

Under existing tax credit agreements, Aimco will receive in the future additional cash contributions of $28.4 million, which when received will be deferred and amortized into earnings in future periods. Deferred income and the future earnings associated with the deferred income are excluded from Aimco’s internal estimates of NAV.

Income to be recognized in future periods:
		June 30, 2014
Deferred tax credit income balance		$55,011
Cash contributions to be received in the future		28,390
Total to be amortized		$83,401

Amortization schedule:
	Revenue	Expense	Projected Income	Estimated Income Taxes	Projected Income, net of tax
2014 3Q - 4Q	$13,667	$(677)	$12,990	$(5,066)	$7,924
2015	23,759	(1,271)	22,488	(8,770)	13,718
2016	18,238	(1,085)	17,153	(6,690)	10,463
2017	14,375	(850)	13,525	(5,275)	8,250
2018	6,879	(361)	6,518	(2,542)	3,976
Thereafter	11,319	(592)	10,727	(4,184)	6,543
Total	$88,237	$(4,836)	$83,401	$(32,527)	$50,874

15

Supplemental Schedule 5

Capitalization and Financial Metrics					(Page 1 of 2)
As of June 30, 2014
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances	Weighted Average Maturity (Years)	Weighted Average Rate
Fixed rate loans payable	$3,947,218	$24,844	$(157,589)	$3,814,473	8.0	5.40%
Floating rate tax-exempt bonds	120,766	—	(34)	120,732	4.0	1.20%
Fixed rate tax-exempt bonds	84,818	—	—	84,818	24.5	4.84%
Total non-recourse property debt	$4,152,802	$24,844	$(157,623)	$4,020,023	8.2	5.26%
Revolving credit facility borrowings	53,400	—	—	53,400
Cash and restricted cash	(257,406)	(1,681)	5,330	(253,757)
Securitization Trust Assets [1]	(60,221)	—	—	(60,221)
Net Debt	$3,888,575	$23,163	$(152,293)	$3,759,445

[1]
In 2011, $673.8 million of Aimco's loans payable were securitized and Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The investments, which have a face value of $100.9 million and a carrying amount of $60.2 million, are included in Other Assets on Aimco’s Consolidated Balance Sheet at June 30, 2014. The carrying amount of these investments effectively reduces Aimco's June 30, 2014 debt balances.

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2014 3Q	$19,968	$—		$19,968	—	—
2014 4Q	20,945	15,793		36,738	0.39%	4.96%
Total 2014	40,913	15,793		56,706	0.39%	4.96%

2015 1Q	21,171	164		21,335	—	1.00%
2015 2Q	21,299	3,944		25,243	0.10%	5.91%
2015 3Q	21,023	110,168		131,191	2.74%	4.25%
2015 4Q	20,772	42,371		63,143	1.05%	5.72%
Total 2015	84,265	156,647		240,912	3.90%	4.69%

2016	82,085	404,424		486,509	10.06%	4.98%
2017	77,636	353,514		431,150	8.79%	5.91%
2018	73,556	186,806		260,362	4.65%	4.35%
2019	66,604	540,048		606,652	13.43%	5.62%
2020	58,578	355,360		413,938	8.84%	6.35%
2021	39,359	701,802	[2]	741,161	17.46%	5.58%
2022	27,815	175,556		203,371	4.37%	5.16%
2023	14,273	54,803		69,076	1.36%	5.12%
2024	13,430	39,887		53,317	0.99%	4.26%
Thereafter	367,325	89,544		456,869	2.23%	3.43%
Total	$945,839	$3,074,184		$4,020,023		5.04%	[3]

[2]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization discussed above.
[3]
Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt taking into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of June 30, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.

16

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of June 30, 2014	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Series A Community Reinvestment Act	—	6/30/2011	1.500%	27,000
Total perpetual preferred stock			6.121%	186,791

Preferred Partnership Units	2,918		8.114%	78,917
Total preferred securities			6.713%	$265,708

Common Stock, Partnership Units and Equivalents

As of
June 30, 2014
Class A Common Stock outstanding	145,658
Dilutive securities:
Options and restricted stock	532
Total shares and dilutive share equivalents	146,190
Common Partnership Units and equivalents	7,672
Total shares, units and dilutive share equivalents	153,862

Debt Ratios
Trailing Twelve Months Ended June 30,
	2014	2013
Debt to EBITDA	6.8x	7.8x
Debt and Preferred Equity to EBITDA	7.3x	8.0x
EBITDA Coverage of Interest	2.6x	2.5x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.4x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.78x	1.50x
Fixed Charge Coverage Ratio	1.72x	1.30x

Credit Ratings

Fitch Ratings	Issuer Default Rating	BB+ (positive)
Standard and Poor’s	Corporate Credit Rating	BB+ (positive)	[1]

[1] In April 2014, Standard and Poor's upgraded Aimco's credit rating outlook from stable to positive.

17

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Second Quarter 2014 Compared to Second Quarter 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2014	2Q 2013	Growth	2Q 2014	2Q 2013	Growth	2Q 2014	2Q 2013	Growth	2Q 2014	2Q 2014	2Q 2013	2Q 2014	2Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$20,055	$19,176	4.6%	$5,440	$5,663	(3.9)%	$14,615	$13,513	8.2%	72.9%	95.8%	95.5%	$2,405	$2,307
Orange County	3	1,017	1,017	5,905	5,664	4.3%	1,637	1,693	(3.3)%	4,268	3,971	7.5%	72.3%	96.4%	96.1%	2,008	1,933
San Diego	6	2,032	2,032	9,370	8,833	6.1%	2,535	2,593	(2.2)%	6,835	6,240	9.5%	72.9%	96.5%	95.9%	1,593	1,512
Southern CA Total	21	6,601	5,950	35,330	33,673	4.9%	9,612	9,949	(3.4)%	25,718	23,724	8.4%	72.8%	96.2%	95.7%	2,059	1,971
East Bay	1	246	246	1,476	1,319	11.9%	431	481	(10.4)%	1,045	838	24.7%	70.8%	96.6%	96.3%	2,070	1,856
San Jose	1	224	224	1,287	1,222	5.3%	399	419	(4.8)%	888	803	10.6%	69.0%	96.9%	96.3%	1,976	1,888
San Francisco	5	774	774	5,106	4,727	8.0%	1,480	1,410	5.0%	3,626	3,317	9.3%	71.0%	96.8%	96.6%	2,272	2,107
Northern CA Total	7	1,244	1,244	7,869	7,268	8.3%	2,310	2,310	0.0%	5,559	4,958	12.1%	70.6%	96.8%	96.5%	2,179	2,019

Atlanta	5	1,295	1,281	4,349	4,068	6.9%	1,633	1,520	7.4%	2,716	2,548	6.6%	62.5%	95.3%	94.6%	1,187	1,118
Boston	11	4,129	4,129	16,872	16,246	3.9%	6,313	6,191	2.0%	10,559	10,055	5.0%	62.6%	97.2%	95.9%	1,402	1,368
Chicago	10	3,245	3,245	14,404	13,797	4.4%	5,343	5,302	0.8%	9,061	8,495	6.7%	62.9%	95.7%	96.6%	1,546	1,473
Denver	7	1,613	1,540	5,991	5,600	7.0%	1,846	1,623	13.7%	4,145	3,977	4.2%	69.2%	95.5%	95.1%	1,358	1,275
Miami	5	2,471	2,460	15,142	14,362	5.4%	4,779	4,711	1.4%	10,363	9,651	7.4%	68.4%	96.4%	97.3%	2,128	2,001
Philadelphia	4	2,042	1,963	8,433	7,976	5.7%	3,019	2,887	4.6%	5,414	5,089	6.4%	64.2%	97.4%	94.5%	1,470	1,433
Phoenix	4	886	742	1,987	1,912	3.9%	707	697	1.4%	1,280	1,215	5.3%	64.4%	94.5%	94.8%	945	907
Seattle	1	104	104	499	462	8.0%	212	207	2.4%	287	255	12.5%	57.5%	97.2%	96.3%	1,644	1,536
Suburban New York - New Jersey	2	1,162	1,162	5,143	4,973	3.4%	1,787	1,725	3.6%	3,356	3,248	3.3%	65.3%	96.9%	96.0%	1,523	1,485
Washington - NoVa - MD	14	6,547	6,519	28,420	28,241	0.6%	8,837	8,753	1.0%	19,583	19,488	0.5%	68.9%	96.3%	95.7%	1,509	1,509

Total Target Markets	91	31,339	30,339	144,439	138,578	4.2%	46,398	45,875	1.1%	98,041	92,703	5.8%	67.9%	96.3%	95.8%	1,648	1,590

Other Markets
Baltimore	5	1,180	1,066	4,054	3,940	2.9%	1,516	1,441	5.2%	2,538	2,499	1.6%	62.6%	94.4%	94.4%	1,343	1,305
Houston	3	1,143	1,081	3,029	2,851	6.2%	1,167	1,109	5.2%	1,862	1,742	6.9%	61.5%	94.4%	94.9%	990	926
Nashville	4	1,114	1,114	3,640	3,543	2.7%	1,363	1,392	(2.1)%	2,277	2,151	5.9%	62.6%	94.4%	96.1%	1,153	1,103
Norfolk - Richmond	6	1,643	1,564	4,982	4,977	0.1%	1,660	1,679	(1.1)%	3,322	3,298	0.7%	66.7%	95.8%	95.2%	1,108	1,113
Other Markets	8	5,755	5,754	16,783	16,008	4.8%	6,681	6,861	(2.6)%	10,102	9,147	10.4%	60.2%	95.4%	94.4%	1,019	982

Total Other Markets	26	10,835	10,579	32,488	31,319	3.7%	12,387	12,482	(0.8)%	20,101	18,837	6.7%	61.9%	95.2%	94.8%	1,076	1,041

Grand Total	117	42,174	40,918	$176,927	$169,897	4.1%	$58,785	$58,357	0.7%	$118,142	$111,540	5.9%	66.8%	96.0%	95.6%	$1,501	$1,449

18

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Second Quarter 2014 Compared to First Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2014	1Q 2014	Growth	2Q 2014	1Q 2014	Growth	2Q 2014	1Q 2014	Growth	2Q 2014	2Q 2014	1Q 2014	2Q 2014	1Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$20,055	$19,910	0.7%	$5,440	$5,754	(5.5)%	$14,615	$14,156	3.2%	72.9%	95.8%	95.8%	$2,405	$2,389
Orange County	3	1,017	1,017	5,905	5,837	1.2%	1,637	1,698	(3.6)%	4,268	4,139	3.1%	72.3%	96.4%	96.5%	2,008	1,983
San Diego	6	2,032	2,032	9,370	9,036	3.7%	2,535	2,610	(2.9)%	6,835	6,426	6.4%	72.9%	96.5%	96.5%	1,593	1,537
Southern CA Total	21	6,601	5,950	35,330	34,783	1.6%	9,612	10,062	(4.5)%	25,718	24,721	4.0%	72.8%	96.2%	96.1%	2,059	2,027
East Bay	1	246	246	1,476	1,453	1.6%	431	470	(8.3)%	1,045	983	6.3%	70.8%	96.6%	98.1%	2,070	2,006
San Jose	1	224	224	1,287	1,276	0.9%	399	427	(6.6)%	888	849	4.6%	69.0%	96.9%	95.3%	1,976	1,993
San Francisco	5	774	774	5,106	4,959	3.0%	1,480	1,495	(1.0)%	3,626	3,464	4.7%	71.0%	96.8%	96.0%	2,272	2,224
Northern CA Total	7	1,244	1,244	7,869	7,688	2.4%	2,310	2,392	(3.4)%	5,559	5,296	5.0%	70.6%	96.8%	96.3%	2,179	2,139

Atlanta	5	1,295	1,281	4,349	4,238	2.6%	1,633	1,581	3.3%	2,716	2,657	2.2%	62.5%	95.3%	95.2%	1,187	1,158
Boston	11	4,129	4,129	16,872	16,473	2.4%	6,313	6,431	(1.8)%	10,559	10,042	5.1%	62.6%	97.2%	95.6%	1,402	1,391
Chicago	10	3,245	3,245	14,404	14,448	(0.3)%	5,343	5,278	1.2%	9,061	9,170	(1.2)%	62.9%	95.7%	95.5%	1,546	1,554
Denver	7	1,613	1,540	5,991	5,920	1.2%	1,846	1,759	4.9%	4,145	4,161	(0.4)%	69.2%	95.5%	96.1%	1,358	1,333
Miami	5	2,471	2,460	15,142	15,008	0.9%	4,779	4,699	1.7%	10,363	10,309	0.5%	68.4%	96.4%	97.6%	2,128	2,084
Philadelphia	4	2,042	1,963	8,433	8,308	1.5%	3,019	3,354	(10.0)%	5,414	4,954	9.3%	64.2%	97.4%	96.2%	1,470	1,466
Phoenix	4	886	742	1,987	1,989	(0.1)%	707	708	(0.1)%	1,280	1,281	(0.1)%	64.4%	94.5%	96.5%	945	926
Seattle	1	104	104	499	482	3.5%	212	218	(2.8)%	287	264	8.7%	57.5%	97.2%	97.5%	1,644	1,586
Suburban New York - New Jersey	2	1,162	1,162	5,143	5,001	2.8%	1,787	1,755	1.8%	3,356	3,246	3.4%	65.3%	96.9%	95.7%	1,523	1,499
Washington - NoVa - MD	14	6,547	6,519	28,420	28,367	0.2%	8,837	8,941	(1.2)%	19,583	19,426	0.8%	68.9%	96.3%	95.4%	1,509	1,520

Total Target Markets	91	31,339	30,339	144,439	142,705	1.2%	46,398	47,178	(1.7)%	98,041	95,527	2.6%	67.9%	96.3%	95.9%	1,648	1,635

Other Markets
Baltimore	5	1,180	1,066	4,054	4,071	(0.4)%	1,516	1,504	0.8%	2,538	2,567	(1.1)%	62.6%	94.4%	93.9%	1,343	1,355
Houston	3	1,143	1,081	3,029	2,967	2.1%	1,167	1,279	(8.8)%	1,862	1,688	10.3%	61.5%	94.4%	95.3%	990	960
Nashville	4	1,114	1,114	3,640	3,585	1.5%	1,363	1,330	2.5%	2,277	2,255	1.0%	62.6%	94.4%	94.9%	1,153	1,130
Norfolk - Richmond	6	1,643	1,564	4,982	4,922	1.2%	1,660	1,610	3.1%	3,322	3,312	0.3%	66.7%	95.8%	94.5%	1,108	1,109
Other Markets	8	5,755	5,754	16,783	16,664	0.7%	6,681	6,816	(2.0)%	10,102	9,848	2.6%	60.2%	95.4%	95.0%	1,019	1,016

Total Other Markets	26	10,835	10,579	32,488	32,209	0.9%	12,387	12,539	(1.2)%	20,101	19,670	2.2%	61.9%	95.2%	94.9%	1,076	1,070

Grand Total	117	42,174	40,918	$176,927	$174,914	1.1%	$58,785	$59,717	(1.6)%	$118,142	$115,197	2.6%	66.8%	96.0%	95.7%	$1,501	$1,490

19

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 2Q 2014	YTD 2Q 2013	Growth	YTD 2Q 2014	YTD 2Q 2013	Growth	YTD 2Q 2014	YTD 2Q 2013	Growth	YTD 2Q 2014	YTD 2Q 2014	YTD 2Q 2013	YTD 2Q 2014	YTD 2Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$39,965	$38,088	4.9%	$11,195	$11,646	(3.9)%	$28,770	$26,442	8.8%	72.0%	95.8%	95.6%	$2,397	$2,290
Orange County	3	1,017	1,017	11,742	11,233	4.5%	3,335	3,391	(1.7)%	8,407	7,842	7.2%	71.6%	96.4%	95.7%	1,995	1,924
San Diego	6	2,032	2,032	18,406	17,454	5.5%	5,145	5,079	1.3%	13,261	12,375	7.2%	72.0%	96.5%	95.6%	1,565	1,498
Southern CA Total	21	6,601	5,950	70,113	66,775	5.0%	19,675	20,116	(2.2)%	50,438	46,659	8.1%	71.9%	96.2%	95.6%	2,043	1,957
East Bay	1	246	246	2,928	2,626	11.5%	902	940	(4.0)%	2,026	1,686	20.2%	69.2%	97.4%	96.4%	2,038	1,845
San Jose	1	224	224	2,564	2,430	5.5%	826	840	(1.7)%	1,738	1,590	9.3%	67.8%	96.1%	96.1%	1,985	1,881
San Francisco	5	774	774	10,065	9,305	8.2%	2,975	2,837	4.9%	7,090	6,468	9.6%	70.4%	96.4%	96.5%	2,248	2,076
Northern CA Total	7	1,244	1,244	15,557	14,361	8.3%	4,703	4,617	1.9%	10,854	9,744	11.4%	69.8%	96.5%	96.4%	2,159	1,995

Atlanta	5	1,295	1,281	8,588	8,146	5.4%	3,214	3,041	5.7%	5,374	5,105	5.3%	62.6%	95.3%	94.9%	1,172	1,116
Boston	11	4,129	4,129	33,345	32,294	3.3%	12,745	12,557	1.5%	20,600	19,737	4.4%	61.8%	96.4%	95.9%	1,397	1,359
Chicago	10	3,245	3,245	28,852	27,311	5.6%	10,621	10,014	6.1%	18,231	17,297	5.4%	63.2%	95.6%	96.4%	1,550	1,461
Denver	7	1,613	1,540	11,911	11,129	7.0%	3,604	3,224	11.8%	8,307	7,905	5.1%	69.7%	95.8%	95.7%	1,346	1,259
Miami	5	2,471	2,460	30,150	28,270	6.7%	9,477	9,456	0.2%	20,673	18,814	9.9%	68.6%	97.0%	97.0%	2,106	1,975
Philadelphia	4	2,042	1,963	16,741	15,977	4.8%	6,373	6,040	5.5%	10,368	9,937	4.3%	61.9%	96.8%	94.7%	1,468	1,433
Phoenix	4	886	742	3,976	3,790	4.9%	1,415	1,388	1.9%	2,561	2,402	6.6%	64.4%	95.5%	94.9%	936	897
Seattle	1	104	104	981	937	4.7%	430	423	1.7%	551	514	7.2%	56.2%	97.4%	95.8%	1,615	1,567
Suburban New York - New Jersey	2	1,162	1,162	10,144	9,725	4.3%	3,542	3,538	0.1%	6,602	6,187	6.7%	65.1%	96.3%	95.4%	1,511	1,461
Washington - NoVa - MD	14	6,547	6,519	56,787	56,435	0.6%	17,779	17,464	1.8%	39,008	38,971	0.1%	68.7%	95.9%	95.8%	1,515	1,507

Total Target Markets	91	31,339	30,339	287,145	275,150	4.4%	93,578	91,878	1.9%	193,567	183,272	5.6%	67.4%	96.1%	95.8%	1,641	1,578

Other Markets
Baltimore	5	1,180	1,066	8,125	7,934	2.4%	3,020	2,905	4.0%	5,105	5,029	1.5%	62.8%	94.2%	94.6%	1,349	1,310
Houston	3	1,143	1,081	5,996	5,643	6.3%	2,445	2,245	8.9%	3,551	3,398	4.5%	59.2%	94.8%	95.0%	975	916
Nashville	4	1,114	1,114	7,224	6,951	3.9%	2,693	2,749	(2.0)%	4,531	4,202	7.8%	62.7%	94.7%	95.3%	1,142	1,091
Norfolk - Richmond	6	1,643	1,564	9,904	9,933	(0.3)%	3,270	3,190	2.5%	6,634	6,743	(1.6)%	67.0%	95.2%	94.9%	1,108	1,115
Other Markets	8	5,755	5,754	33,447	31,462	6.3%	13,497	13,458	0.3%	19,950	18,004	10.8%	59.6%	95.2%	94.3%	1,017	966

Total Other Markets	26	10,835	10,579	64,696	61,923	4.5%	24,925	24,547	1.5%	39,771	37,376	6.4%	61.5%	95.0%	94.6%	1,073	1,031

Grand Total	117	42,174	40,918	$351,841	$337,073	4.4%	$118,503	$116,425	1.8%	$233,338	$220,648	5.8%	66.3%	95.8%	95.5%	$1,495	$1,438

20

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	2Q 2014	% of Total	2Q 2013	$ Change	% Change
Real estate taxes	$16,793	28.6%	$16,120	$673	4.2%
Onsite payroll	10,624	18.1%	10,796	(172)	(1.6)%
Utilities	11,878	20.2%	11,116	762	6.9%
Repairs and maintenance	8,063	13.7%	8,378	(315)	(3.8)%
Software, technology and other	4,303	7.3%	4,332	(29)	(0.7)%
Insurance	2,558	4.4%	3,187	(629)	(19.7)%
Marketing	2,374	4.0%	2,131	243	11.4%
Expensed turnover costs	2,192	3.7%	2,297	(105)	(4.6)%
Total	$58,785	100.0%	$58,357	$428	0.7%

Sequential Comparison

	2Q 2014	% of Total	1Q 2014	$ Change	% Change
Real estate taxes	$16,793	28.6%	$16,717	$76	0.5%
Onsite payroll	10,624	18.1%	11,254	(630)	(5.6)%
Utilities	11,878	20.2%	13,234	(1,356)	(10.2)%
Repairs and maintenance	8,063	13.7%	7,285	778	10.7%
Software, technology and other	4,303	7.3%	4,055	248	6.1%
Insurance	2,558	4.4%	3,035	(477)	(15.7)%
Marketing	2,374	4.0%	2,415	(41)	(1.7)%
Expensed turnover costs	2,192	3.7%	1,722	470	27.3%
Total	$58,785	100.0%	$59,717	$(932)	(1.6)%

Year to Date Comparison

	YTD 2Q 2014	% of Total	YTD 2Q 2013	$ Change	% Change
Real estate taxes	$33,509	28.3%	$32,212	$1,297	4.0%
Onsite payroll	21,877	18.5%	21,846	31	0.1%
Utilities	25,112	21.2%	22,898	2,214	9.7%
Repairs and maintenance	15,348	13.0%	16,085	(737)	(4.6)%
Software, technology and other	8,358	7.1%	8,168	190	2.3%
Insurance	5,593	4.7%	6,820	(1,227)	(18.0)%
Marketing	4,789	4.0%	4,428	361	8.2%
Expensed turnover costs	3,917	3.2%	3,968	(51)	(1.3)%
Total	$118,503	100.0%	$116,425	$2,078	1.8%

21

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Second Quarter 2014 Compared to Second Quarter 2013
(unaudited)

	Quarter Ended June 30, 2014					Quarter Ended June 30, 2013
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,248	3,597	11.9%	$2,389	13	4,248	3,597	9.9%	$2,310
Orange County	4	1,213	1,213	3.6%	1,868	4	1,213	1,213	3.2%	1,793
San Diego	12	2,430	2,360	5.9%	1,567	12	2,430	2,360	5.3%	1,483
Southern CA Total	29	7,891	7,170	21.4%	2,013	29	7,891	7,170	18.4%	1,916
East Bay	2	413	413	1.1%	1,753	2	413	413	0.9%	1,559
San Jose	1	224	224	0.7%	1,976	1	224	224	0.6%	1,888
San Francisco	7	1,208	1,208	3.6%	2,358	7	1,208	1,208	2.3%	2,107
Northern CA Total	10	1,845	1,845	5.4%	2,154	10	1,845	1,845	3.8%	1,911

Atlanta	6	1,325	1,311	2.1%	1,218	5	1,295	1,281	1.7%	1,118
Boston	12	4,173	4,173	8.2%	1,410	11	4,129	4,129	7.4%	1,367
Chicago	10	3,245	3,245	6.8%	1,546	11	3,407	3,343	6.4%	1,468
Denver	7	1,613	1,540	3.1%	1,358	8	2,177	2,104	3.6%	1,169
Manhattan	23	999	999	3.4%	2,949	21	959	959	3.4%	2,933
Miami	5	2,516	2,505	7.8%	2,128	5	2,494	2,483	7.1%	2,001
Philadelphia	6	3,538	3,459	7.3%	1,611	7	3,888	3,809	7.6%	1,539
Phoenix	5	1,374	1,230	1.7%	1,020	6	1,806	1,506	1.9%	957
Seattle	2	239	239	0.3%	1,847	2	239	239	0.3%	1,695
Suburban New York - New Jersey	2	1,162	1,162	2.5%	1,523	2	1,162	1,162	2.4%	1,448
Washington - NoVa - MD	14	6,547	6,519	14.7%	1,509	14	6,547	6,467	14.2%	1,507

Total Target Markets	131	36,467	35,397	84.7%	1,691	131	37,839	36,497	78.2%	1,597

Other Markets
Baltimore	5	1,180	1,065	1.9%	1,343	5	1,180	1,066	1.8%	1,310
Houston	3	1,143	1,081	1.4%	990	5	2,237	2,168	2.4%	879
Nashville	4	1,114	1,114	1.7%	1,153	4	1,114	1,114	1.6%	1,099
Norfolk - Richmond	6	1,643	1,564	2.5%	1,108	6	1,643	1,564	2.4%	1,113
Other Markets	8	5,755	5,755	7.8%	1,019	25	11,952	11,952	13.6%	939

Total Other	26	10,835	10,579	15.3%	1,076	45	18,126	17,864	21.8%	979

Grand Total	157	47,302	45,976	100.0%	$1,548	176	55,965	54,361	100.0%	$1,389

22

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
First Quarter 2014 Market Information
(unaudited)

Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C" quality assets are those with rents less than 90% of local market average. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 1Q 2014 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold through 2Q 2014.

Portfolio age is another indicator of quality. The average age of Aimco's portfolio, adjusted for its sizeable investment in redevelopment, is approximately 31 years. See the Glossary for further information.

	Quarter Ended March 31, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities [3]
Target Markets
Los Angeles	13	4,248	3,597	11.6%	$2,198	$1,463	150.2%	13
Orange County	4	1,213	1,213	3.6%	1,699	1,603	106.0%	15
San Diego	12	2,430	2,360	5.8%	1,378	1,426	96.6%	26
Southern CA Total	29	7,891	7,170	21.0%	1,821	1,476	123.4%	18
East Bay	2	413	413	1.1%	1,538	1,449	106.1%	34
San Jose	1	224	224	0.7%	1,808	1,726	104.8%	13
San Francisco	7	1,208	1,208	3.2%	2,022	2,102	96.2%	23
Northern CA Total	10	1,845	1,845	5.0%	1,862	1,888	98.6%	24

Atlanta	6	1,325	1,311	2.2%	1,047	821	127.5%	17
Boston	12	4,173	4,173	8.0%	1,296	1,820	71.2%	40
Chicago	10	3,245	3,245	7.2%	1,343	1,089	123.3%	19
Denver	7	1,613	1,540	3.3%	1,151	918	125.4%	26
Manhattan	23	999	999	2.8%	2,824	3,128	90.3%	106
Miami	5	2,512	2,501	8.1%	1,823	1,130	161.3%	24
Philadelphia	6	3,538	3,459	7.2%	1,373	1,098	125.0%	33
Phoenix	5	1,374	1,230	1.8%	890	744	119.6%	17
Seattle	2	239	239	0.4%	1,522	1,151	132.2%	16
Suburban New York - New Jersey	2	1,162	1,162	2.5%	1,359	1,580	86.0%	13
Washington - NoVa - MD	14	6,547	6,519	15.2%	1,361	1,513	90.0%	43

Total Target Markets	131	36,463	35,393	84.7%	1,502	1,419	105.9%	30

Other Markets
Baltimore	5	1,180	1,065	2.0%	1,197	1,081	110.7%	43
Houston	3	1,143	1,081	1.3%	835	824	101.3%	29
Nashville	4	1,114	1,114	1.8%	981	801	122.5%	27
Norfolk - Richmond	6	1,643	1,564	2.6%	950	895	106.1%	26
Other Markets	8	5,755	5,755	7.6%	847	848	99.9%	37

Total Other	26	10,835	10,579	15.3%	910	871	104.4%	34

Grand Total	157	47,298	45,972	100.0%	$1,364	$1,291	105.7%	31

[1] Represents rents after concessions and vacancy loss, divided by Effective Apartment Homes. Does not include other rental income.
[2] 1Q 2014 effective rents per REIS.
[3] Average Age of Apartment Communities represents the weighted average age of Aimco’s Conventional Apartment Communities as of 2013. Age is calculated by Aimco based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature.

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Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Second Quarter 2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	4	2,016	100%	$150.0	7.3%	5.7%	$44.9	$96.0	$150.0	$117.8	$930
Affordable [1]	2	111	55%	6.6	5.9%	4.8%	3.1	2.7	6.6	2.7	1,000
Total Dispositions	6	2,127	98%	$156.6	7.2%	5.7%	$48.0	$98.7	$156.6	$120.5	$933

Year-to-Date 2014 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	7	3,235	100%	$248.4	7.0%	5.5%	$92.5	$138.5	$248.4	$160.3	$926
Affordable [1]	4	498	49%	45.1	6.7%	5.5%	16.2	26.8	24.1	13.7	1,051
Total Dispositions	11	3,733	93%	$293.5	7.0%	5.5%	$108.7	$165.3	$272.5	$174.0	$934

[1] In addition to the sales of consolidated apartment communities above, during the second quarter, Aimco sold its partnership interests in nine unconsolidated Affordable Apartment Communities with 427 apartment homes, for gross proceeds to Aimco of less than $0.1 million.

[2] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month proportionate property NOI prior to sale, less a 3.0% management fee, divided by the gross proceeds, which excludes prepayment penalties associated with the related property debt, if applicable. Conventional Apartment Communities sold during 2014 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, and had average revenues per apartment home approximately 40% below Aimco's retained portfolio. Accordingly, the NOI capitalization rates for Conventional
Apartment Communities sold during 2014 are not representative of those for Aimco's retained portfolio.
[3] Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Year-to-Date 2014 Acquisitions
Aimco acquired for $12.0 million two buildings containing a total of 40 units in the Upper East Side of Manhattan. Each of these buildings is contiguous to other buildings owned and operated by Aimco, allowing for operational efficiency, as well as the assemblage of air rights. The apartment communities had average revenues per home of $2,120 at the the date of their acquisition. Aimco intends to add value to the apartment communities through redevelopment of apartment homes and operational improvements.

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Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification,CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended June 30, 2014			Six Months Ended June 30, 2014
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$6,484	$859	$7,343	$12,369	$1,412	$13,781
Turnover capital additions	2,336	304	2,640	4,464	576	5,040
Capitalized site payroll and indirect costs	1,114	59	1,173	2,024	97	2,121
Capital Replacements	9,934	1,222	11,156	18,857	2,085	20,942
Capital Improvements	5,920	218	6,138	11,973	852	12,825
Property Upgrades	10,733	—	10,733	19,201	—	19,201
Redevelopment Additions	54,388	—	54,388	106,107	—	106,107
Development Additions	8,244	—	8,244	17,226	—	17,226
Casualty	1,871	392	2,263	3,407	638	4,045
Total Capital Additions [1]	$91,090	$1,832	$92,922	$176,771	$3,575	$180,346

Total apartment homes	46,936	8,363	55,299	46,936	8,363	55,299
Capital Replacements per apartment home	$212	$146	$202	$402	$249	$379

[1] Total Capital Additions reported above exclude $0.6 million and $1.5 million, respectively, for the three and six months ended June 30, 2014, related to apartment communities sold or classified as held for sale at the end of the period. For the three and six months ended June 30, 2014, Total Capital Additions include $3.7 million and $8.0 million of interest costs, respectively.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 2)
Six Months Ended June 30, 2014
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Occupancy
Redevelopment of Operating Communities
2900 on First Apartments, Seattle, WA [1]	135	$15.2	$4.5	1Q 2014	1Q 2014	1Q 2015	1Q 2015	$485	$40	$525	$0.1	43%
The Palazzo at Park La Brea, Los Angeles, CA [2]	521	15.7	11.6	1Q 2012	4Q 2012	3Q 2014	4Q 2014	$370	$—	$370	$—	94%
The Sterling, Philadelphia, PA [3]	537	25.0	7.1	4Q 2013	3Q 2014	2Q 2015	4Q 2014	$160	$20	$180	$0.5	87%
Subtotal	1,193	$55.9	$23.2

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Occupancy
Previously Vacant Communities
Lincoln Place, Venice, CA [4]	795	$365.0	$341.3	Multiple	Multiple	1Q 2015	2Q 2015	$2,690	$130	$2,820	$—	43%
The Preserve at Marin, Corte Madera, CA	126	125.5	101.5	4Q 2012	1Q 2014	1Q 2015	2Q 2015	5,150	150	5,300	—	21%

New Development
One Canal Street, Boston, MA	310	190.0	33.1	4Q 2013	1Q 2016	2Q 2016	2Q 2017	3,300	400	3,700	1.1	n/a
Subtotal/weighted average	1,231	$680.5	$475.9					$3,095	$200	$3,295	$1.1

Completed This Quarter
Pacific Bay Vistas, San Bruno, CA	308	121.1	119.9	4Q 2011	3Q 2013	2Q 2014	3Q 2014	$2,390	$160	$2,550	—	82%
Grand Total	2,732	$857.5	$619.0

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%. Prior to first quarter 2014, Aimco reported “Stabilized Operations”, which represented the quarter in which Aimco expected property operations to no longer be impacted by construction activity.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents.
Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Incremental Monthly Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected to increase compared to pre-redevelopment amounts. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Occupancy - for previously vacant communities and new development, represents physical occupancy as of June 30, 2014. For other redevelopment, represents second quarter 2014 average daily occupancy.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity	(Page 2 of 2)

[1] During the second quarter 2014, Aimco increased the scope of this redevelopment to include amenities such as a new fitness center, a redesigned courtyard to include a dog park, resident lounge and BBQ area, and other building interior and commercial space upgrades. Aimco expects to invest approximately $8.2 million in these additional amenities and upgrades, bringing the total estimated redevelopment investment to $15.2 million. As a result of the increased scope of work, Aimco expects to increase average revenue per apartment home at this community by an incremental $245 per month, bringing the project-wide incremental increase in average revenue per apartment home to $525 per month. The expanded scope does not impact the schedule as previously disclosed.

[2] The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest. Aimco's share of this $15.7 million investment is $8.3 million.
[3] This redevelopment includes significant renovation of existing commercial space, upgrading common areas and the redevelopment of 69 apartment homes. Aimco may redevelop additional apartment homes in the future. Stabilized Occupancy is expected in 4Q 2014, while construction related to the redevelopment of common areas and commercial space will continue into 2Q 2015.

[4] An earlier phase of the Lincoln Place redevelopment began in fourth quarter 2011. During third quarter 2012, redevelopment started on the remaining buildings and construction began on the new apartment and amenity buildings. In addition, Aimco determined in first quarter 2014 the value of historic tax and other credits secured in connection with the redevelopment. Aimco’s net investment is projected to be $365 million, which consists of a gross investment of $390 million, offset by $25 million of historic tax and other credits associated with the redevelopment.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment communities acquired since January 1, 2013.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Average Age of Apartment Communities represents the weighted average age of Aimco’s communities as of 2013 and is based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.

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FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt taking into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of June 30, 2014, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition because they are not managed by Aimco and/or they are not subject to tax credit agreements.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that have significant rent control restrictions; that had not reached and maintained a stabilized level of occupancy as of January 1, 2013, often due to a casualty event, and the operations of properties that are not multi-family, such as fitness centers.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

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Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended June 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$184,984	$(7,770)	$177,214	$(287)	$176,927
Property operating expenses	60,979	(2,594)	58,385	400	58,785
Property NOI	$124,005	$(5,176)	$118,829	$(687)	$118,142

	Three Months Ended June 30, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$177,490	$(7,904)	$169,586	$311	$169,897
Property operating expenses	60,838	(2,775)	58,063	294	58,357
Property NOI	$116,652	$(5,129)	$111,523	$17	$111,540

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$182,871	$(7,674)	$175,197	$(283)	174,914
Property operating expenses	62,386	(2,751)	59,635	82	59,717
Property NOI	$120,485	$(4,923)	$115,562	$(365)	$115,197

Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Six Months Ended June 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$367,854	$(15,444)	$352,410	$(569)	$351,841
Property operating expenses	123,365	(5,345)	118,020	483	118,503
Property NOI	$244,489	$(10,099)	$234,390	$(1,052)	$233,338

	Six Months Ended June 30, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$352,244	$(15,983)	$336,261	$812	$337,073
Property operating expenses	121,449	(5,653)	115,796	629	116,425
Property NOI	$230,795	$(10,330)	$220,465	$183	$220,648

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Reconciliation of GAAP to Supplemental Schedule 4 Trailing Twelve Month (TTM) Proportionate NOI Amounts
(in thousands) (unaudited)
						Subtract	Add
	Year Ended December 31, 2013				Y2013 to Y2014	Six Months June 30, 2013	Six Months June 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Property Classification and Sales Changes	Proportionate Amount	Proportionate Amount	TTM Proportionate Amount
Rental and other property revenues:
Conventional Same Store	$747,478	$—	$(31,395)	$716,083	$(35,511)	$336,261	$352,410	$696,721
Conventional Redevelopment	7,149	—	—	7,149	9,276	7,526	12,837	21,736
Other Conventional	79,475	1,896	—	81,371	(12,944)	33,534	35,546	70,439
Affordable	105,054	4,677	(7,365)	102,366	(3,779)	49,187	50,727	100,127
Total rental and other property revenues	939,156	6,573	(38,760)	906,969	(42,958)	426,508	451,520	889,023
Property operating expenses:
Conventional Same Store	253,696	—	(11,001)	242,695	$(13,671)	115,796	118,020	231,248
Conventional Redevelopment	1,937	—	—	1,937	5,307	3,391	4,916	8,769
Other Conventional	39,538	525	—	40,063	(8,415)	15,361	17,371	33,658
Affordable	43,014	2,169	(3,568)	41,615	(1,720)	20,227	21,264	40,932
Total property operating expenses	338,185	2,694	(14,569)	326,310	(18,499)	154,775	161,571	314,607
Net operating income:
Conventional Same Store	493,782	—	(20,394)	473,388	(21,840)	220,465	234,390	465,473
Conventional Redevelopment	5,212	—	—	5,212	3,969	4,135	7,921	12,967
Other Conventional	39,937	1,371	—	41,308	(4,529)	18,173	18,175	36,781
Affordable	62,040	2,508	(3,797)	60,751	(2,059)	28,960	29,463	59,195
Total rental and other property revenues	$600,971	$3,879	$(24,191)	$580,659	$(24,459)	$271,733	$289,949	$574,416

REDEVELOPMENT APARTMENT COMMUNITIES: Apartment communities where (a) a substantial number of available apartment homes have been vacated for major renovations or (b) occupancy was not stabilized as of January 1, 2013, due to ongoing or completed renovations, such as exteriors, common areas or apartment home improvements.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2013, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Beginning in first quarter 2014, results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are detailed separately in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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